Exhibit 99.1

FOR IMMEDIATE RELEASE

Inventure Foods Reports Fourth Consecutive Record Year of Sales, Earnings

Fourth Quarter Revenue up 20%; Gross Profit up 53%; EPS $0.03

PHOENIX - Feb. 24, 2011 — Inventure Foods, Inc. (Nasdaq: SNAK), a leading specialty food maker and marketer, today reported record financial results for the fourth quarter and year ending Dec. 25, 2010, highlighted by the Company’s continued brand investment and broader product distribution.

Fourth Quarter 2010 Financial Results

Inventure generated net revenue for the quarter of $33.6 million, an increase of 20.3% versus the prior year fourth quarter, which was attributable to strong gains in both the Snack and Rader Divisions.  Snack Division revenues for the quarter were $20.7 million, an increase of 8.9% compared to the prior year quarter.  Boulder Canyon Natural Foods™ led the way with sales growth of 62.8%, while Private Label increased 16.7% and T.G.I. Friday’s® experienced a return to growth, up 3.6% for the quarter.  These gains were partially offset by continued softness in BURGER KING™, which was down 8.8% for the quarter.

The Rader Division, which includes Jamba® All Natural Smoothies, was up 44.5% for the quarter.  Excluding Jamba®, Rader Division sales increased 35.6% for the quarter, reflecting continued volume growth and a price increase.  Jamba® net revenues were $0.8 million ($1.2 million gross) which was in line with company expectations as this category typically experiences a holiday slowdown during the months of November and December.

Consolidated net income for the quarter was $0.6 million, or $0.03 per fully diluted share, includes a charge for the write-off of $0.6 million of old trademarks.  Excluding the write-off, EPS would have been $0.05 per fully diluted share, compared to $0.03 in 2009.

Consolidated Adjusted EBITDA, adjusted for the trademark write-offs, for the quarter was $2.8 million, or 8.2% of net revenue, an increase of 39.2% and 110 basis points compared to the fourth quarter of last year.  A table reconciling Adjusted EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

Other fourth quarter financial highlights include:

•                  Gross profit of $7.1 million, or 21.2% of revenues, up 52.9% and 450 basis points compared to last year.  Key drivers of the increase included volume growth at Rader Farms and the impact of the Rader Farms price increase during the quarter.

•                  Selling, General and Administrative (SG&A) expenses, excluding the impact of the trademark write-down, were $5.4 million, or 16.2% of revenues, an increase of $1.8 million and 330 basis points compared to the year-ago period. The increase was primarily due to investments in both Boulder Canyon™ and Jamba®, including additional hiring and increased marketing and sampling expenses.

Full Year 2010 Financial Results

Net revenues for 2010 were $134.0 million, an increase of 10.7% compared to 2009.  Snack Division revenues were $85.5 million, an increase of 6.1% from last year. Improved results included an increase in Boulder Canyon™ revenues of 61.6%, while T.G.I.Friday’s® was virtually flat and BURGER KING™ was down 8.2% for the year.

Rader Division revenues were $48.5 million, an increase of 19.9% from last year. Excluding Jamba®, Rader revenues for the year were up 11.4%, reflecting continued growth in both existing and new customers. Jamba® revenues were $3.4 million ($4.9 million gross) for the year, which exceeded all internal expectations.

Consolidated net income for the year was $4.5 million, or $0.24 per fully diluted share, compared to $3.8 million, or $0.21 per fully diluted share, in 2009.  Excluding the trademark write-offs, EPS was $0.26 on a fully diluted basis.

Consolidated Adjusted EBITDA totaled $11.9 million, an increase of 12.6% over last year, despite a $4.7 million increase in SG&A compared to 2009.

Other full-year financial highlights include:

•                  Gross profit of $28.8 million, or 21.5% of revenues, an increase of 20.9% and 180 basis points compared to last year.

•                  SG&A Expenses, excluding the trademark write-offs, were $20.8 million, or 15.5% of revenues, an increase of $4.1 million, or 170 basis points compared to the prior year.

Management Commentary and Future Outlook:

“It was a great team effort to post another record year of performance and we have a number of solid growth initiatives in place that should further strengthen our position for the future,” said Terry McDaniel, CEO of Inventure Foods. “Boulder Canyon™ is showing exceptional growth as we continue to accelerate investment in this brand.  We recently announced plans to rollout Jamba® nationally and are meeting with a number of customers along the East Coast.  We have also stabilized T.G.I.Friday’s®, which continues to be a very important profit contributor for the Company.”

McDaniel continued: “2010 was an eventful year.  Our Rader business is expanding through new products and new distribution in North America and through ongoing growth within our current customer base. We also launched our most exciting new product to date - the Jamba® All Natural Smoothies make-at-home kit - and achieved gross sales of almost $5.0 million during our initial rollout, which covered less than half the year in only a limited number of markets.  We are off to a great start in 2011 as this category historically picks up at this time of year.  Although our costs associated with our investment in the national Jamba® All Natural Smoothies roll out may impact total Company earnings in 2011, we expect Jamba® to drive continued sales and earnings growth in the long-term.  On the cost side, we were able to achieve approximately $2.6 million in savings during the year by maintaining our focus on expense control, which will ultimately fund a number of our investments.”

“Inventure has successfully concluded its fourth consecutive year of revenue and earnings growth. During the past four years we experienced a 91.9% increase in net revenue and a 308.7% increase in net income.  During the year revenues of our Healthy/Natural portfolio of products, which consist of Boulder Canyon™, Rader Farms®, and Jamba® increased by 26.6%.  We remain focused on making further investments in brand support, people, plants, and new product development, which will help drive growth and shareholder value into the future.”

Conference Call

Inventure Foods’ executive management team will host a conference call today at 11 a.m. ET to discuss the Company’s fourth quarter and full year 2010 results and comment on its future outlook. To participate in the conference call, please call (877) 853-7702 toll-free, or (408) 940-3848 for international callers. A live webcast of the call will also be available by accessing www.inventurefoods.com and will be archived for one year following today’s event.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods, Inc. (NASDAQ: SNAK) is a manufacturer and marketer of Intensely Different™ food brands under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Poore Brothers®, Bob’s Texas Style®, BURGER KING™, Boulder Canyon Natural Foods™, Tato Skins®, Rader Farms® and Jamba®. For further information about Inventure Foods, please visit www.inventurefoods.com.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Twelve Months Ended
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net revenues	$33,606,030	$27,935,533	$133,987,442	$121,011,309
Cost of revenues	26,486,225	23,280,485	105,181,340	97,189,028
Gross profit	7,119,805	4,655,048	28,806,102	23,822,281
Selling, general & administrative expenses	6,079,897	3,597,257	21,452,007	16,746,148
Operating income	1,039,908	1,057,791	7,354,095	7,076,133
Interest expense, net	247,217	197,548	877,624	878,807
Income before income taxes	792,691	860,243	6,476,471	6,197,326
Income tax provision	158,542	306,911	2,007,755	2,415,687
Net income	$634,149	$553,332	$4,468,716	$3,781,639

Earnings per common share:
Basic	$0.04	$0.03	$0.25	$0.21
Diluted	$0.03	$0.03	$0.24	$0.21
Weighted average number of common shares:
Basic	17,973,017	17,887,580	17,923,685	17,955,165
Diluted	18,668,407	18,007,819	18,546,486	18,239,380

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 25, 2010	December 26, 2009
	(unaudited)	(audited)
Assets
Current assets:
Cash	$980,547	$1,102,689
Accounts receivable, net	11,703,056	10,884,986
Inventories	21,814,930	17,445,163
Deferred income tax asset	621,801	651,761
Other current assets	1,295,837	1,045,797
Total current assets	36,416,171	31,130,396

Property and equipment, net	28,007,869	23,734,921
Goodwill	11,616,225	11,616,225
Trademarks and other intangibles, net	2,075,160	2,757,161
Other assets	705,442	596,157
Total assets	$78,820,867	$69,834,860

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,707,475	$6,751,612
Accrued liabilities	6,452,845	5,314,180
Current portion of long-term debt	1,769,000	1,204,475
Total current liabilities	15,929,320	13,270,267

Long-term debt, less current portion	11,490,993	10,037,902
Line of credit	9,096,892	9,870,590
Interest rate swaps	649,389	452,292
Deferred income tax liability	3,337,290	3,077,343
Other liabilities	527,325	219,903
Total liabilities	41,031,209	36,928,297

Shareholders’ equity:
Common stock	183,729	182,557
Additional paid-in capital	26,557,191	26,025,511
Accumulated other comprehensive loss	(306,902)	(188,429)
Retained earnings	11,826,835	7,358,119
	38,260,853	33,377,758
Less: treasury stock	(471,195)	(471,195)
Total shareholders’ equity	37,789,658	32,906,563
Total liabilities and shareholders’ equity	$78,820,867	$69,834,860

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

	Quarter Ended		Twelve Months Ended
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation — Adjusted EBITDA:
Reported net income	$634,149	$553,332	$4,468,716	$3,781,639
Add back: Interest, net	247,217	197,548	877,624	878,807
Add back: Income tax provision	158,542	306,911	2,007,755	2,415,687
Add back: Depreciation	1,073,546	916,815	3,862,096	3,450,267
Add back: Amortization of intangible assets	10,500	10,500	42,000	42,000
Add back: Trademark impairment	640,000	—	640,000	—
Adjusted EBITDA (1)	$2,763,954	$1,985,106	$11,898,191	$10,568,400

(1)   Adjusted EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. We define Adjusted EBITDA as net income from continuing operations plus (i) net interest expense, (ii) income tax provision, (iii) depreciation, and (iv) amortization of intangible assets, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance.  This further adjustment is reconciled above.  In evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses that are the same, or are similar to some of the adjustments in the presentation.  Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  Because of the inherent limitations of Adjusted EBITDA as an analytical tool, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.  Further, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, deteriorating economic conditions, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

Contact:

Inventure Foods, Inc.

Steve Weinberger, Chief Financial Officer

(623) 932-6200